Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Ferrari N.V.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value 0.01 euros per share ("Common Shares") reserved for awards under the Ferrari N.V. 2026-2028 Equity Incentive Plan	Other	115,288	$340.96	$39,308,596.48	0.0001381	$5,428.52
Equity	Common Shares reserved for awards under the Ferrari N.V. Share Plan Addressed to All Employees 2024-2027(3)	Other	69,640	$340.96	$23,744,454.40	0.0001381	$3,279.11
Total Offering Amounts					$63,053,050.88		$8,707.63
Total Fee Offsets							—
Net Fee Due							$8,707.63

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover additional Common Shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Common Shares.
(2)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices for the Registrant’s Common Shares on the New York Stock Exchange of $340.96 on May 8, 2026.
(3)	Additional shares being registered and reserved for awards under the Ferrari N.V. Share Plan Addressed to All Employees 2024-2027, with respect to which a Form S-8 was filed by the Registrant with the Securities and Exchange Commission on May 15, 2024 (File No. 333-279413) and is effective.